[IN FOCUS LETTERHEAD]

EXHIBIT 99.1

Investor Relations Contacts: Kyle Ranson Chief Executive Officer InFocus Corporation (503) 685-8576	Public Relations Contact: Scott Ballantyne Chief Marketing Officer InFocus Corporation (503) 685-8923

Roger Rowe Chief Financial Officer InFocus Corporation (503) 685-8609

InFocus® Announces Second Quarter 2006
Financial Results

WILSONVILLE, Ore., July 25, 2006 — InFocus® Corporation (Nasdaq: INFS) today announced its second quarter 2006 financial results.  On revenues of $97.6 million, the Company posted a net loss of $12.8 million, or $0.32 per share, compared to a net loss of $16.4 million, or $0.41 per share, for the first quarter of 2006 and a net loss of $19.6 million, or $0.49 per share for the second quarter of 2005.

Included in the second quarter 2006 financial results was a restructuring charge of $0.9 million, non-cash stock-based compensation expense of $0.3 million as a result of implementing the new stock option expensing accounting standard, and non-cash other expense of $3.4 million related to South Mountain Technologies, the company’s Chinese joint venture.  In total, these items accounted for $4.6 million, or $0.12 per share, of the net loss recorded for the second quarter.

The Company also reported total cash and marketable securities as of June 30, 2006 of $92.4 million with no debt outstanding, up $14.2 million from the end of the first quarter.  In addition, total inventories at the end of the second quarter were $47.5 million, down $2.3 million from the end of March.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Second quarter revenues of $97.6 million were down 13 percent compared with first quarter revenues and down 28 percent from revenues in the second quarter of 2005.  Gross margins improved to 15.0 percent in the second quarter of 2006 from 14.9 percent in the first quarter. Overall, average selling prices were down 6 percent quarter to quarter, primarily a result of changes in the mix of products sold as opposed to price reductions across the product portfolio.  Projector unit shipments were approximately 84,000 units in the second quarter, down about 11% from the prior quarter.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of restructuring charges and regulatory assessments, were $23.6 million for the second quarter of 2006, down $1.3 million from the first quarter of 2006 and down $4.3 million from the second quarter of 2005.  Included in general and administrative operating expenses for the second quarter are approximately $1.1 million of legal and administrative costs associated with the audit committee investigations completed during the quarter.

Other expense, net for the second quarter was $2.8 million compared to other expense of $7.0 million in the first quarter and other income of $3.4 million in the second quarter of 2005.  The company recorded $1.3 million of other expense related to its share of operating losses related to SMT and wrote off the remaining original SMT investment of $2.1 million as alternative strategies are sought for the joint venture.  These expenses were offset by a $0.6 million gain on the sale of land during the second quarter.  The major contributing item to other expense in the first quarter was a $7.5 million non-cash charge associated with writing down the realizable value of cost-based investments in Reflectivity and VST International.

Balance Sheet

Total cash and marketable securities as of June 30, 2006 were $92.4 million, an increase of $14.2 million from the end of March.  Days sales outstanding for the quarter were 58 days, an increase of 2 days from the prior quarter.  Inventory levels declined $2.3 million during the quarter to $47.5 million, resulting in improved inventory turns.

Outlook for Second Half 2006

During the second half of 2006, we expect the following factors to influence revenues and gross margins:

1.    Minimal unit growth in the third quarter with an expected seasonal uplift in the fourth quarter and continued aggressive price competition across the front projection industry;

2.    Greater revenue contribution from new products introduced in the first half of 2006 providing an improved margin opportunity;

3.    Managing additional product transitions as the IN32, IN34 and IN42 products are introduced in the third quarter replacing the LP600, LP640 and LP840 products; and

4.    The impact of lower priced plasma and LCD televisions on revenues in consumer electronics retail for the IN72 product during the holiday buying season.

Relative to operating expenses, the company expects to achieve a reduction in reported operating expenses as the benefits of previous restructuring actions are realized, audit committee investigation costs are eliminated, The University Network is successfully sold, and further actions are taken to fine tune the business model to reduce the company’s break even point.

Given the difficulty of predicting the financial results due to major shifts in the business model and markets, the company is not giving specific financial guidance for future periods at this time.

“While I am disappointed in our financial results for the quarter, many of our restructuring activities have been successful, preserving cash, reducing our cost structure, introducing several new products and launching a new brand campaign.  However, our revenues and gross margins are not at the level we had anticipated,” stated Kyle Ranson, President and CEO, InFocus.  “We remain committed to maximizing shareholder value, leveraging our core strengths and taking further cost actions as necessary to drive our core business to profitability.”

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through August 1, 2006 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions.  Also included are forward-looking statements regarding the results and charges associated with restructuring of the Company’s business to reduce its overall cost structure.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, the impact of potential fines and/or sanctions imposed as a result of our self disclosure regarding infractions of U.S export law; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our recent transition to two new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s restructuring plan, uncertainties associated with the impact on revenues and gross margins of plans to focus efforts on certain geographies and sales channels and the ability to execute the transitions planned in the desired time frames based on the scale of actions initiated.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and 2006 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

###

InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.  “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenues	$97,642	$135,832	$209,661	$272,848
Cost of revenues(a)	82,961	127,956	178,237	255,023
Gross margin	$14,681	$7,876	$31,424	$17,825

Operating expenses(a):
Marketing and sales	$12,871	$16,888	$27,436	$33,825
Research and development	4,492	4,887	9,324	11,018
General and administrative	6,210	6,060	11,703	11,771
Restructuring costs	850	1,350	1,925	6,050
Regulatory assessments	—	1,600	—	1,600
	$24,423	$30,785	$50,388	$64,264

Loss from operations	$(9,742)	$(22,909)	$(18,964)	$(46,439)

Other income (expense), net	(2,771)	3,446	(9,774)	13,265
Loss before income taxes	(12,513)	(19,463)	(28,738)	(33,174)
Provision for income taxes	318	107	450	375
Net Loss	$(12,831)	$(19,570)	$(29,188)	$(33,549)

Basic and fully diluted net loss per share	$(0.32)	$(0.49)	$(0.74)	$(0.85)

Basic and fully diluted shares outstanding	39,636	39,599	39,627	39,596

(a) Stock-based compenstation expense included under FAS 123(R) was as follows:
Cost of revenues	$30	$—	$67	$—
Marketing and sales	97	—	214	—
Research and development	48	—	93	—
General and administrative	89	—	180	—
	$264	$—	$554	$—

InFocus Corporation
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

Assets
Current Assets:
Cash and cash equivalents	$67,414	$53,105
Marketable securities	124	1,199
Restricted cash, cash equivalents, and marketable securities	24,876	25,813
Accounts receivable, net of allowances	62,988	70,883
Inventories	47,516	66,454
Land held for sale	—	4,469
Other current assets	24,815	24,094
Total Current Assets	227,733	246,017

Property and equipment, net	4,792	2,747
Other assets, net	1,844	15,124
Total Assets	$234,369	$263,888

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$71,014	$74,674
Other current liabilities	29,205	30,985
Total Current Liabilities	100,219	105,659

Other Long-Term Liabilities	2,944	3,038

Shareholders’ Equity:
Common stock and additional paid-in capital	166,994	166,170
Other comprehensive income:
Foreign currency translation	29,324	24,200
Unrealized gain on equity securities	—	745
Accumulated deficit	(65,112)	(35,924)

Total Shareholders’ Equity	131,206	155,191

Total Liabilities and Shareholders’ Equity	$234,369	$263,888

InFocus Corporation
Reconciliation of GAAP Earnings
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter 2006			First Quarter 2006
	Net Loss	Net Loss Per hare	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(12,831)	$(0.32)	$24,423	$(16,357)	$(0.41)	$25,965

Adjustments:

Restructuring charges	$850	$0.02	$(850)	$1,075	$0.03	$(1,075)

Proforma excluding adjustments	$(11,981)	$(0.30)	$23,573	$(15,282)	$(0.39)	$24,890

	Second Quarter 2006			Second Quarter 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(12,831)	$(0.32)	$24,423	$(19,570)	$(0.49)	$30,785

Adjustments:

Restructuring charges	$850	$0.02	$(850)	$1,350	$0.03	$(1,350)

Regulatory assessments	$—	$—	$—	$1,600	$0.04	$(1,600)

Proforma excluding adjustments	$(11,981)	$(0.30)	$23,573	$(16,620)	$(0.42)	$27,835

	Year-to-Date 2006			Year-to-Date 2005
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(29,188)	$(0.74)	$50,388	$(33,549)	$(0.85)	$64,264

Adjustments:

Restructuring charges	$1,925	$0.05	$(1,925)	$6,050	$0.15	$(6,050)

Regulatory assessments	$—	$—	$—	$1,600	$0.04	$(1,600)

Proforma excluding adjustments	$(27,263)	$(0.69)	$48,463	$(25,899)	$(0.65)	$56,614